Exhibit 99.1

INDEPENDENCE CONTRACT DRILLING, INC. REPORTS FINANCIAL RESULTS FOR THE SECOND QUARTER ENDED JUNE 30, 2016

HOUSTON, TEXAS, July 28, 2016 / PRNewsire/ – INDEPENDENCE CONTRACT DRILLING, INC. (the “Company”) (NYSE: ICD) today reported financial results for the three months ended June 30, 2016.

Second Quarter 2016 Highlights

•	Net loss of $4.2 million, or $0.12 per share.

•	Adjusted net loss of $2.2 million, or $0.07 per share, excluding $2.0 million, or $0.05 per share, of charges summarized below.

•	Adjusted EBITDA of $5.4 million.

•	66% utilization of marketed rigs.

•	732 revenue days.

•	Margin per operating day of $11,359.

•	Completion of the conversion of one of its non-walking rigs to 200 Series pad-optimal status, which commenced drilling operations on a four well pad during June 2016.

•	Extension of contracts for two rigs operating in the spot-market through the later part of the third quarter of 2016.

•	Execution of two six-month term contracts with a new customer for the mobilization of ShaleDriller® rigs during the third quarter of 2016.

During the second quarter of 2016, the Company reported operating revenues of $15.2 million, a net loss of $4.2 million, or $0.12 per share, an adjusted net loss of $2.2 million, or $0.07 per share, and adjusted EBITDA of $5.4 million. This compares to operating revenues of $22.5 million, a net loss of $0.4 million, or $0.02 per share, and adjusted EBITDA of $7.4 million for the first quarter of 2016, and operating revenues of $21.1 million, a net loss of $0.7 million, or $0.03 per share, and adjusted EBITDA of $6.1 million for the second quarter of 2015.

Chief Executive Officer Byron Dunn commented, “The contract drilling market has materially improved over the last two months and we believe second quarter utilization represented an operational trough for ICD. Many of our customers have plans to resume drilling using larger pads and demand is forming for pad-optimal, omni-directional walking rigs. During the quarter, we mobilized our recently converted rig onto a multi-well pad for a new customer, contracted two rigs with a new customer which will deploy to the Louisiana Haynesville region during the third quarter, received direction to deploy two standby rigs back into service in the Permian in the third and early fourth quarters and began upgrade of an idle rig to 7,500 psi/three mud pump configuration in response to multiple contract discussions for this rig. We believe ICD is ideally positioned to benefit from the industry trend towards large-pad field development and look forward to returning our ShaleDriller® rig fleet to full effective utilization as market dynamics continue to improve.”

Quarterly Operational Results

The Company’s marketed fleet operated at 65.6% utilization and recorded 732 revenue days during the second quarter of 2016 compared to 86.4% utilization and 943 revenue days during the first quarter of 2016 and 79.4%

utilization and 939 revenue days during the second quarter of 2015. Rig operating margins during the second quarter of 2016 were $11,359 per day, compared to $10,982 per day during the first quarter of 2016 and $9,777 per day during the second quarter of 2015. Rig operating margins during the current quarter benefitted from the recognition of $1.6 million of revenues associated with the early termination of a drilling contract at the end of the first quarter of 2016.

Operating costs during the second quarter of 2016 totaled $7.4 million, compared to $12.6 million during the first quarter of 2016 and $12.1 million during the second quarter of 2015. Included in operating costs during the period were approximately $0.5 million of Galayda Yard costs that were expensed due to intermittent rig construction activities during the quarter. These costs were capitalized in prior year periods when rig construction activities were continuous.

On a per day basis, total operating expenses were $8,757 per day during the second quarter of 2016, compared to $11,589 during the first quarter of 2016 and $11,855 during the second quarter of 2015. Operating cost per day benefitted from 363 revenue days that were earned on a standby-without-crew basis compared to 162 days during the first quarter of 2016 and 85 days during the second quarter of 2015. Excluding rigs earning revenue on a standby-without-crew basis and operational support costs and other allocations, operating costs at the rig level were approximately $10,569 per operating day during the second quarter of 2016.

Selling, general and administrative expenses during the second quarter of 2016 were $5.0 million, including a retirement accrual of $1.5 million. Excluding the retirement accrual, selling, general and administrative expenses during the second quarter of 2016 were $3.5 million, compared to $3.6 million during the first quarter of 2016 and $3.8 million during the second quarter of 2015. Selling, general and administrative expenses during the second quarter of 2016 included non-cash stock based compensation expense of $1.2 million, compared to $1.2 million and $0.8 million in the first quarter of 2016 and the second quarter of 2015, respectively. Excluding the retirement accrual and non-cash stock based compensation expense, selling, general and administrative expenses during the second quarter of 2016 were $2.3 million, compared to $2.4 million during the first quarter of 2016 and $3.0 million during the second quarter of 2015. The overall decrease in selling, general and administrative expenses, excluding these items, compared to the prior year relates to efficiency initiatives instituted during 2015, as well as a reduction in cash-based incentive compensation expense.

Interest expense during the second quarter of 2016 was $1.1 million, including a non-cash charge of $0.5 million associated with the accelerated amortization of deferred financing costs due to a reduction in commitments under the Company’s revolving credit facility during the quarter. Interest expense, excluding this one-time write-down was $0.6 million during the quarter.

Loss per share during the quarter was calculated utilizing a weighted average share count of 33.6 million shares, reflecting the closing of the Company’s recent equity offering on April 26, 2016.

Drilling Operations Update

During the second quarter, the Company operated two rigs on a spot-market basis throughout the quarter. The short-term contracts for both of these rigs were extended during the quarter to mid-September 2016. The Company also completed the conversion of one of its 100 series rigs to 200 Series pad-optimal status, which commenced drilling operations on a four-well pad in June 2016. During the quarter, the term of a contract for one of the Company’s drilling rigs expired and the rig ceased drilling operations in early June 2016. The Company is actively marketing this rig.

At the end of the second quarter, the Company signed two six-month term contracts with a new customer for the mobilization of ShaleDriller® rigs during the third quarter of 2016.

Capital Expenditures and Liquidity Update

Aggregate cash outlays for capital expenditures, net of disposal and insurance proceeds, during the second quarter were $4.6 million. The Company’s capital expenditure budget for the second half of 2016 is $8.0 million, representing an increase of approximately $5.0 million associated with purchases of equipment for rig upgrades and anticipated rig activations and investments in rigs that will be mobilized in connection with recently signed contracts.

At June 30, 2016, the Company had drawn $16.4 million on its revolving credit facility and had net debt, excluding capital lease obligations associated with vehicle leases, of $9.3 million. The borrowing base under the credit facility was $80.7 million at June 30, 2016.

Summary of Charges

Charges incurred during the second quarter of 2016 included the following items:

•	$1.5 million, or $0.04 per share, of retirement benefits associated with the departure of an executive officer, and

•	$0.5 million, or $0.01 per share, related to the amortization of deferred financing costs in connection with a reduction of commitments under the Company’s revolving credit facility.

Conference Call Details

A conference call for investors will be held today, July 28, 2016, at 11:00 a.m. Central Time (12:00 p.m. Eastern Time) to discuss the Company’s second quarter 2016 results. Hosting the call will be Byron A. Dunn, President and Chief Executive Officer, and Philip A. Choyce, Senior Vice President and Chief Financial Officer.

The call can be accessed live over the telephone by dialing (855) 239-3115 or for international callers, (412) 542-4125. A replay will be available shortly after the call and can be accessed by dialing (877) 344-7529 or for international callers, (412) 317-0088. The passcode for the replay is 10089794. The replay will be available until August 4, 2016.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Company’s website at www.icdrilling.com in the Investor Relations section. A replay of the webcast will also be available for approximately 30 days following the call.

About Independence Contract Drilling, Inc.

Independence Contract Drilling provides land-based contract drilling services for oil and natural gas producers in the United States. The Company constructs, owns and operates a fleet of pad-optimal ShaleDriller rigs that are specifically engineered and designed to accelerate its clients’ production profiles and cash flows from their most technically demanding and economically impactful oil and gas properties. For more information, visit www.icdrilling.com.

Forward-Looking Statements

This news release contains certain forward-looking statements within the meaning of the federal securities laws. Words such as “anticipated,” “estimated,” “expected,” “planned,” “scheduled,” “targeted,” “believes,” “intends,” “objectives,” “projects,” “strategies” and similar expressions are used to identify such forward-looking statements.

However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Independence Contract Drilling’s operations are based on a number of expectations or assumptions which have been used to develop such information and statements but which may prove to be incorrect. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict, and there can be no assurance that actual outcomes and results will not differ materially from those expected by management of Independence Contract Drilling. For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the “Risk Factors” section of the Company’s Annual Report on Form 10-K, filed with the SEC and the information included in subsequent amendments and other filings. These forward-looking statements are based on and include our expectations as of the date hereof. Independence Contract Drilling does not undertake any obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which Independence Contract Drilling becomes aware of, after the date hereof.

INDEPENDENCE CONTRACT DRILLING, INC.

Unaudited

(in thousands, except par value and share data)

BALANCE SHEETS

	June 30, 2016	December 31, 2015
Assets
Cash and cash equivalents	$7,086	$5,344
Accounts receivable, net	6,872	18,240
Inventory	2,491	2,317
Prepaid expenses and other current assets	3,075	3,436

Total current assets	19,524	29,337
Property, plant and equipment, net	280,121	283,378
Other long-term assets, net	1,339	2,074

Total assets	$300,984	$314,789

Liabilities and Stockholders’ Equity
Liabilities
Current portion of long-term debt (1)	$373	$—
Accounts payable	3,886	8,584
Accrued liabilities	6,461	10,206

Total current liabilities	10,720	18,790
Long-term debt (2)	16,661	62,708
Other long-term liabilities	149	361
Deferred income taxes	229	193

Total liabilities	27,759	82,052

Commitments and contingencies
Stockholders’ equity
Common stock, $0.01 par value, 100,000,000 shares authorized; 37,816,424 and 24,539,937 shares issued, respectively; and 37,646,398 and 24,403,659 shares outstanding, respectively	376	244
Additional paid-in capital	322,092	276,948
Accumulated deficit	(47,774)	(43,169)
Treasury stock, at cost, 170,026 and 136,278 shares, respectively	(1,469)	(1,286)

Total stockholders’ equity	273,225	232,737

Total liabilities and stockholders’ equity	$300,984	$314,789

(1)	Current portion of long-term debt relates solely to the current portion of capitalized vehicle lease obligations. In 2015, these vehicle leases were structured as operating leases.
(2)	As of June 30, 2016, long-term debt includes $307K of long-term capitalized vehicle lease obligations. In 2015, these vehicle leases were structured as operating leases.

INDEPENDENCE CONTRACT DRILLING, INC.

Unaudited

(in thousands, except per share amounts)

STATEMENTS OF OPERATION

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2016	2015	2016	2016	2015
Revenues	$15,155	$21,082	$22,455	$37,610	$43,388
Costs and expenses
Operating costs	7,398	12,057	12,567	19,965	25,163
Selling, general and administrative	5,005	3,755	3,621	8,626	7,582
Depreciation and amortization	5,816	5,169	5,825	11,641	9,458
(Insurance recoveries) asset impairment, net	—	—	—	—	(841)
Loss (gain) on disposition of assets	37	(59)	(125)	(88)	334

Total cost and expenses	18,256	20,922	21,888	40,144	41,696

Operating (loss) income	(3,101)	160	567	(2,534)	1,692
Interest expense	(1,059)	(717)	(977)	(2,036)	(1,029)

(Loss) income before income taxes	(4,160)	(557)	(410)	(4,570)	663
Income tax expense (benefit)	31	95	4	35	(60)

Net (loss) income	$(4,191)	$(652)	$(414)	$(4,605)	$723

(Loss) income per share:
Basic and Diluted	$(0.12)	$(0.03)	$(0.02)	$(0.16)	$0.03

Weighted average number of common shares outstanding:
Basic and Diluted	33,608	23,851	24,015	28,812	24,455

INDEPENDENCE CONTRACT DRILLING, INC.

Unaudited

(in thousands)

STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2016	2015
Cash flows from operating activities
Net (loss) income	$(4,605)	$723
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Depreciation and amortization	11,641	9,458
(Insurance recoveries) asset impairment, net	—	(841)
Stock-based compensation	2,360	1,734
Stock-based compensation - executive retirement	(67)	—
(Gain) loss on disposition of assets	(88)	334
Deferred income taxes	36	—
Amortization of deferred financing costs	283	315
Write-off of deferred financing costs	504	—
Bad debt expense	—	80
Changes in assets and liabilities
Accounts receivable	11,368	5,629
Inventory	(146)	(253)
Prepaid expenses and other assets	176	(1,820)
Accounts payable and accrued liabilities	(6,078)	2,620
Income taxes payable	—	(195)

Net cash provided by operating activities	15,384	17,784

Cash flows from investing activities
Purchases of property, plant and equipment	(10,521)	(58,215)
Proceeds from insurance claim	188	2,899
Proceeds from the sale of property, plant and equipment	747	351

Net cash used in investing activities	(9,586)	(54,965)

Cash flows from financing activities
Borrowings under credit facility	34,775	89,566
Repayments under credit facility	(81,129)	(50,724)
Public offering proceeds, net of offering costs of $3,305	42,983	—
Purchase of treasury stock	(183)	—
Financing costs paid	(217)	(164)
Payments for capital leases	(285)	—

Net cash (used in) provided by financing activities	(4,056)	38,678

Net increase in cash and cash equivalents	1,742	1,497
Cash and cash equivalents
Beginning of period	5,344	10,757

End of period	$7,086	$12,254

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$1,426	$1,379
Cash paid during the period for income taxes	$—	$135
Supplemental disclosure of non-cash investing and financing activity
Stock-based compensation capitalized as property, plant and equipment	$—	$423
Change in property, plant and equipment purchases in accounts payable	$(2,577)	$(15,776)
Additions to property, plant and equipment through capital leases	$965	$—

The following table provides various financial and operational data for the Company’s operations during the three months ending June 30, 2016 and 2015 and March 31, 2016 and the six months ending June 30, 2016 and 2015. This information contains non-GAAP financial measures of the Company’s operating performance. The Company believes this non-GAAP information is useful because it provides a means to evaluate the operating performance of the Company on an ongoing basis using criteria that are used by our management. Additionally, it highlights operating trends and aids analytical comparisons. However, this information has limitations and should not be used as an alternative to operating income (loss) or cash flow performance measures determined in accordance with GAAP, as this information excludes certain costs that may affect the Company’s operating performance in future periods.

OTHER FINANCIAL & OPERATING DATA

Unaudited

	Three Months Ended			Six Months Ended
	June 30, 2016	June 30, 2015	March 31, 2016	June 30, 2016	June 30, 2015
Number of completed rigs end of period (1)	14	13	14	14	13
Rig operating days (2)	732.2	938.9	943.1	1,675.3	1,890.2
Average number of operating rigs (3)	8.0	10.3	10.4	9.2	10.4
Rig utilization (4)	65.6%	79.4%	86.4%	75.9%	85.3%
Average revenue per operating day (5)	$20,116	$21,632	$22,571	$21,498	$22,209
Average cost per operating day (6)	$8,757	$11,855	$11,589	$10,351	$12,448
Average rig margin per operating day	$11,359	$9,777	$10,982	$11,147	$9,761

(1)	Number of completed rigs as of June 30, 2016, increased by one compared to the number of completed rigs as of June 30, 2015, reflecting the addition of one newly constructed rig.
(2)	Rig operating days represent the number of days that our rigs are earning revenue under a contract, including days that standby revenues are earned. During the three and six months ended June 30, 2016, there were 368.4 and 554.1 operating days in which the Company earned revenue on a standby basis, respectively, including 362.9 and 525.0 standby-without-crew days, respectively. During the three and six months ended June 30, 2015, there were 240.1 and 423.8 operating days in which the Company earned revenue on a standby basis, respectively, including 85.0 and 85.0 standby-without-crew days, respectively. During the three months ended March 31, 2016, there were 185.6 standby days, of which 162.0 were standby-without-crew days.
(3)	Average number of operating rigs is calculated by dividing the total number of rig operating days in the period by the total number of calendar days in the period.
(4)	Rig utilization is calculated as rig operating days divided by the total number of days our drilling rigs are available during the applicable period. During the third quarter of 2015, the Company elected to remove its two 100 Series non-walking rigs from its marketed fleet pending completion of their planned rig conversions to 200 Series, pad-optimal status. Rig utilization during the first six months of 2016 excludes one of these 100 series rigs. The conversion of the other 100 series rig was completed during the second quarter of 2016 and the rig re-entered the marketed fleet in June 2016. Rig utilization excludes this rig during the first five months of 2016.
(5)	Average revenue per operating day represents total contract drilling revenues earned during the period divided by rig operating days in the period. Excluded in calculating average revenue per operating day are revenues associated with the reimbursement of out-of-pocket costs paid by customers of $0.4 million, $0.8 million and $1.2 million during the three months ended June 30, 2016 and 2015, and March 31, 2016, respectively, and $1.6 million and $1.4 million during the six months ended June 30, 2016 and 2015, respectively. Included in calculating average revenue per operating day were early termination revenues associated with a contract termination at the end of the first quarter of 2016 of $1.6 million and $0.2 million during the three months ended June 30, 2016 and March 31, 2016, respectively, and $1.8 million during the six months ended June 30, 2016.

(6)	Average cost per operating day represents total direct operating costs incurred during the period divided by rig operating days in the period. The following costs are excluded in calculating average cost per operating day: (i) costs relating to out-of-pocket costs reimbursed by customers of $0.4 million, $0.8 million and $1.2 million during the three months ended June 30, 2016 and 2015, and March 31, 2016, respectively, and $1.6 million and $1.4 million during the six months ended June 30, 2016 and 2015, respectively, (ii) new crew training costs of $0.1 million, $0.2 million and zero during the three months ended June 30, 2016 and 2015, and March 31, 2016, respectively, and $0.1 million and $0.2 million during the six months ended June 30, 2016 and 2015, respectively, and (iii) construction overhead costs expensed due to reduced rig construction activity of $0.5 million during each of the first and second quarters of 2016 and the fourth quarter of 2015. We did not expense any construction overhead costs in the first or second quarter of 2015.

Non-GAAP Financial Measure

Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. In addition, adjusted EBITDA is consistent with how EBITDA is calculated under our revolving credit facility for purposes of determining our compliance with various financial covenants. We define “EBITDA” as earnings (or loss) before interest, taxes, depreciation, and amortization, and we define “adjusted EBITDA” as EBITDA before stock-based compensation, non-cash asset impairments, gains or losses on disposition of assets, and other non-recurring items added back to, or subtracted from, net income for purposes of calculating EBITDA under our revolving credit facility. Adjusted EBITDA is not a measure of net income as determined by U.S. generally accepted accounting principles (“GAAP”).

Management believes adjusted EBITDA is useful because it allows our stockholders to more effectively evaluate our operating performance and compliance with various financial covenants under our revolving credit facility and compare the results of our operations from period to period and against our peers without regard to our financing methods or capital structure. We exclude the items listed above from net income (loss) in calculating adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income (loss), the most closely comparable financial measure calculated in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as stock-based compensation and the historic costs of depreciable assets, none of which are components of adjusted EBITDA. Our presentation of adjusted EBITDA should not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

The following table presents a reconciliation of adjusted EBITDA to the GAAP financial measure of net income for each of the periods indicated.

	(Unaudited)			(Unaudited)
	Three Months Ended			Six Months Ended
	June 30, 2016	June 30, 2015	March 31, 2016	June 30, 2016	June 30, 2015
(in thousands)
Net (loss) income	$(4,191)	$(652)	$(414)	$(4,605)	$723
Add back:
Income tax expense (benefit)	31	95	4	35	(60)
Interest expense	1,059	717	977	2,036	1,029
Depreciation and amortization	5,816	5,169	5,825	11,641	9,458

EBITDA	2,715	5,329	6,392	9,107	11,150
Stock-based compensation	1,205	801	1,155	2,360	1,734
Stock-based compensation - executive retirement	(67)	—	—	(67)	—
(Insurance recoveries) asset impairment, net	—	—	—	—	(841)
Loss (gain) on disposition of assets	37	(59)	(125)	(88)	334
Executive retirement	1,552	—	—	1,552	—

Adjusted EBITDA	$5,442	$6,071	$7,422	$12,864	$12,377

INVESTOR CONTACTS:

Independence Contract Drilling, Inc.

E-mail inquiries to: investor.relations@icdrilling.com

Phone inquiries: (281) 598-1211

SOURCE Independence Contract Drilling, Inc.